Exhibit 5.1

May 10, 2011

Pharmacyclics, Inc.
995 East Arques Avenue
Sunnyvale, California  94085-4521

Re:	Pharmacyclics, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Pharmacyclics, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”), being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of an aggregate of 2,500,000 shares (the “Shares”) of the common stock, $0.0001 par value per share (the “Common Stock”), of the Company issuable pursuant to the terms and in the manner set forth in the Company’s 2004 Equity Incentive Award Plan (the “Plan”).  On December 9, 2010, the stockholders of the Company approved amendments to the Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 6,600,000 to 9,100,000.  Registration Statements on Form S-8 (Registration Nos. 333-131739, 333-122035, 333-162053 and 333-165409) were filed with Commission, registering the offer and sale of the initial 6,600,000 shares of Common Stock authorized for issuance under the Plan.

We advise you that in connection with the foregoing, we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Certificate of Incorporation and By-laws of the Company, each as amended to date, (ii) minutes of meetings of the Board of Directors and stockholders of the Company, (iii) the Plan, (iv) the Registration Statement and (v) such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of documents submitted to us as certified or photostatic copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

May 10, 2011

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Plan, will be legally issued, fully paid and non-assessable.

We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the General Corporation Law of the State of Delaware (the “DGCL”).  In rendering our opinion, we have reviewed the Constitution of the State of Delaware and the DGCL, but not to the extent affected by other noncorporate law, and reported judicial decisions in the State of Delaware under the DGCL.

This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving such consent, we do not thereby concede that our Firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/S/ OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP